Exhibit 99.1

Hercules Announces Second Quarter 2015 Financial Results and Quarterly Dividend of $0.31 per Share

•	Q2 2015 Distributable Net Operating Income, or “DNOI,” of ~$19.0 million, or $0.27 per share

•	Q2 2015 Total Investment Income of ~$38.1 million, up ~17.3% quarter-over-quarter

•	Q2 2015 Net Investment Income, or “NII,” of ~$16.8 million, or $0.23 per share, up ~29.2% and ~15.0% quarter-over-quarter, respectively.

•	Net investment loan portfolio growth, on a cost basis, of ~$218.6 million, up ~23% for 1H 2015

•	Net investment loan portfolio growth, on a cost basis, of ~$85.6 million, up ~8% quarter-over-quarter

•	Q2 2015 total new debt and equity commitments of ~$243.7 million

•	Core portfolio yields and effective portfolio yields of ~13.2% and ~13.8%, respectively

•	Total investment assets at fair value of $1.24 billion, up ~7% quarter-over-quarter

•	Hercules announces appointment of Mark Harris as Chief Financial Officer

PALO ALTO, Calif., August 6, 2015 - Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty finance company focused on providing senior secured loans to high growth venture capital-backed companies in technology-related industries, including technology, biotechnology, life sciences, and energy & renewable technology, today announced its financial results for the second quarter ended June 30, 2015.

The Company also announced that its Board of Directors has declared a second quarter cash dividend of $0.31 per share, that will be payable on August 24, 2015, to shareholders of record as of August 17, 2015.

“I am extremely pleased with our continued strong origination and loan portfolio growth, with ~$244 million in new closed commitments for the second quarter, and over $515 million for the first half of 2015, putting Hercules on pace to potentially exceed originations for all of 2014,” stated Manuel A. Henriquez, chairman and chief executive officer of Hercules. “We remain very focused and committed to driving DNOI/NII back to $0.31 per share and once again cover our dividend completely from DNOI/NII, which we expect to achieve over the next three or four quarters, as we continue to selectively grow our investment portfolio, subject of course to market conditions remaining favorable.”

Henriquez continued, “Having already grown our loan portfolio by ~23% in the first half of 2015 from year-end 2014, we have made meaningful, deliberate and strong progress towards accomplishing our goal of growing our loan investment portfolio 30% to 50% in 2015, without compromising our credit and yield underwriting standards. In addition, we anticipate an increase in early repayment activities to occur in late 2015 to early 2016, leading to an expected increase in our effective yields. We expect this to help drive DNOI/NII EPS growth for the remainder of the year, along with the continued conversion of our existing liquidity into new loan investments.”

Henriquez concluded, “Hercules continues to maintain a strong liquidity position with ~$216 million available for new loan investment growth and access to additional liquidity if necessary to achieve our year-end goal of $1.3 to $1.5 billion, subject to market conditions. In addition to driving portfolio growth, our focus remains on investing in our infrastructure and seeking to further lower our overall cost of financing, as we continue to expand our market leadership position to the next level and drive our long-term growth. I am delighted to see that many of the changes undertaken in the prior two quarters are beginning to bear fruit, and I remain optimistic that we will achieve our goal of covering our dividend solely by our DNOI/NII as we continue to convert our liquidity into new loan portfolio growth over the next few quarters.”

Additional Second Quarter 2015 Highlights

•	Strong liquidity position with ~$216.4 million available as of June 30, 2015

•	Unscheduled early principal repayments of ~$47.3 million

•	Hercules redeemed $20.0 million of the $84.5 million in 7.0% April 2019 Senior Notes

•	Six Hercules’ portfolio companies currently in IPO registration

•	One Hercules’ portfolio company announced an M&A liquidity event in Q2 2015

Second Quarter Review and Operating Results

Investment Portfolio

Hercules had a solid second quarter, reflecting a healthy market for venture capital-backed high growth companies having successfully entered into new commitments to provide debt and equity financings of ~$243.7 million, and funded ~$164.0 million of debt and equity investments to new and existing portfolio companies.

This achievement led to net investment portfolio growth during the second quarter, on a cost basis, of ~$85.6 million, up ~8% and ~23% quarter-over-quarter and in the first half of 2015, respectively, putting the Company on pace to achieve our target growth goals of 30% to 50% for our debt investment portfolio for 2015. Portfolio repayments, as anticipated, remain materially lower than historical levels due to the current weighted average life of the investment loan portfolio, with ~$78.7 million in normal amortization and unscheduled early payoffs “repayments”, of which ~$47.3 million were attributed to unscheduled early repayments.

The Company’s total investment portfolio, valued at cost and fair value by category, quarter-over-quarter, is highlighted below:

(dollars in millions)	Loans	Equity	Warrants	Total Portfolio
Balances at Cost at 3/31/15	$1,085.0	$44.2	$41.6	$1,170.8

New fundings*	158.7	3.4	1.7	163.8
Unscheduled paydowns**	(47.3)	—	—	(47.3)
Principal reduction on investments	(31.4)	—	—	(31.4)
Net changes attributed to conversions, liquidations, and fees	5.6	1.0	(1.5)	5.1

Net activity during Q2 2015	85.6	4.4	0.2	90.2

Balances at Cost at 6/30/2015	$1,170.6	$48.6	$41.8	$1,261.0

Balances at Value at 3/31/15	$1,058.0	$72.5	$30.9	$1,161.4

Net activity during Q2 2015	85.6	4.4	0.1	90.2
Net change in unrealized appreciation / (depreciation)	(6.0)	(5.7)	(1.2)	(12.9)

Balances at Value at 6/30/2015	$1,137.6	$71.2	$29.9	$1,238.7

*	New fundings amount includes $4.3M total new fundings associated with revolver loans during Q2 2015.
**	Principal reduction on investments includes $2.6M paydown on revolvers during Q2 2015.

As of June 30, 2015, ~97.4% of the Company’s debt investments was in a true first lien senior secured position.

In addition, we are well positioned for any eventual increases in market rates that may occur in the second half of 2015 with ~96.7% of our loan investment portfolio being priced at floating interest rates or floating interest rates with a Prime or LIBOR-based interest rate floor, coupled with our existing fixed interest rate outstanding bond obligations, potentially leading to higher earnings accretion to our investors.

Asset Sensitivity

Based on our Consolidated Statement of Assets and Liabilities as of June 30, 2015, the following table shows the approximate annualized increase (decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as prime rate, assuming no changes in our investments and borrowings.

(in thousands) Basis Point Increase (1)	Interest Income (2)	Interest Expense	Net Income	EPS(3)
100	$9,095.00	$—	$9,095.00	$0.13
200	$18,833.00	$—	$18,833.00	$0.26
300	$29,623.00	$—	$29,623.00	$0.42
400	$40,640.00	$—	$40,640.00	$0.57
500	$51,668.00	$—	$51,668.00	$0.72

(1)	A decline in interest rates would not have a material impact on our Consolidated Financial Statements
(2)	Source: Hercules Form 10-Q for Q2 2015
(3)	EPS calculated on basic weighted shares outstanding of 71,368

Commitments

The Company’s commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to the Company’s portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones before the debt commitment becomes available. Furthermore, our credit agreements contain customary lending provisions which allow us relief from funding obligations for previously made commitments in instances where the underlying company experiences materially adverse events that affect the financial condition or business outlook for the Company. Since a portion of these commitments may expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements. As such, the Company has updated its current disclosure of unfunded contractual commits to include only those which are available at the request of the portfolio company and unencumbered by milestones. In addition, we expect approximately 20% to 30% of total commitments to never be drawn down or ever become available.

At June 30, 2015, the Company had approximately $159.1 million of unfunded commitments, including undrawn revolving facilities, which were available at the request of the portfolio company and unencumbered by milestones. In addition, the Company had approximately $254.8 million of unavailable commitments to portfolio companies due to milestone and other covenant restrictions.

Signed Term Sheets

Hercules finished the second quarter of 2015 with ~$35.0 million in signed non-binding term sheets with four new and existing companies. Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 47 portfolio companies with a fair value of ~$71.2 million and a cost basis of ~$48.6 million as of June 30, 2015. On a fair value basis, $37.4 million related public equity positions, primarily concentrated in Box, Inc. which had a fair value of $27.3 million at June 30, 2015.

Warrant Portfolio

Hercules held warrant positions in 131 portfolio companies with a fair value of ~$29.9 million and a cost basis of ~$41.8 million as of June 30, 2015.

IPO Activity

As of June 30, 2015, Hercules held warrant and equity positions in seven (7) portfolio companies that had filed Form S-1 Registration Statements with the SEC in contemplation of a potential IPO:

•	Good Technology

•	Gelesis, Inc.

•	Cerecor Inc.

•	Neos Therapeutics, Inc. (completed its IPO in July 2015)

•	Three (3) companies filed confidentially under the JOBS Act.

In June 2015, Hercules’ portfolio company Cerecor Inc. filed a Form S-1 Registration with the SEC in contemplation of a potential public offering. Cerecor had previously filed confidentially under the JOBS Act.

In June 2015, Hercules’ portfolio company, Neos Therapeutics, Inc., filed a Form S-1 Registration with the SEC in contemplation of a potential public offering. Neos Therapeutics had previously filed confidentially under the JOBS Act. In July 2015, Hercules’ portfolio company, Neos Therapeutics, Inc. (NASDAQ:NEOS) completed its initial public offering.

In July 2015, Hercules’ portfolio company, ViewRay, Inc. (OTCQB:VRAY) completed its alternative public offering via a reverse merger with ViewRay Technologies, Inc. In April 2015, ViewRay had previously withdrawn its Form S-1 Registration.

There can be no assurances that these companies will complete their IPOs in a timely manner or at all.

Portfolio Company M&A Events

In June 2015, Synopsys, Inc. (NASDAQ: SNPS) announced that it had entered into a definitive agreement to acquire Hercules’ portfolio company Atrenta, Inc. Financial terms were not disclosed and the transaction is subject to customary closing conditions.

Core Portfolio Yield (“Core Yield”) and Effective Portfolio Yield

Core Yields during the second quarter of 2015, increased to ~13.2%, up from ~12.8% in Q1 2015. Hercules defines Core Yield as yields which generally exclude any benefits from the accretion of fees and income related to early loan repayments attributed to the acceleration of unamortized origination fees and income as well as prepayment fees.

Effective Yields also increased during the quarter attributed to a slight pick-up in early repayment activities while remaining well below our historical levels given the current weighted average life of the investment loan portfolio. Our effective portfolio yields, which generally include the effects of fee and income accelerations attributed to early payoffs, restructuring, loan modifications and other one-time event fees, in the second quarter of 2015 increased to ~13.8%, or ~90 bps higher than the first quarter of 2015 of ~12.9%. The effective yield is derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments. We anticipate our effective yields to continue to gradually increase throughout the remainder of 2015 as the weighted average life of the investment loan portfolio increases and early repayment activities are anticipated to pick up in Q4 2015 and beyond.

Income Statement

Total investment income for the second quarter of 2015 was ~$38.1 million, an increase of ~12.0%, as compared to ~$34.0 million in the second quarter of 2014. The increase is primarily attributable to loan portfolio growth, specifically a greater weighted average principal outstanding of the Company’s debt portfolio during the periods.

Interest expense and loan fees were ~$9.2 million during the second quarter of 2015, which included an one-time non-cash expense of ~$0.5 million attributable to the acceleration of unamortized debt issuance costs related to the principal pay-down on our 2019 Notes, as compared to ~$7.6 million in the second quarter of 2014. In addition, the increase also attributed with the higher weighted average debt balances due to the addition of the 2024 Notes and 2021 Asset Backed Notes in 2H 2014, as each term is defined herein.

The Company had a weighted average cost of debt comprised of interest and fees and loss on debt extinguishment of ~6.1% in the second quarter of 2015 versus ~6.3% during the second quarter of 2014. The decrease was primarily driven by the issuance or substitution of lower cost debt positions between periods.

Total operating expenses, excluding interest expense and loan fees, for the second quarter of 2015 were ~$12.2 million, as compared to ~$7.8 million for the second quarter of 2014. This increase was primarily due to changes in variable compensation, one-time recruiting costs associated with board recruitment to increase our board size to seven, operational hiring objectives, legal costs and outside consulting services.

NII – Net Investment Income

NII for the second quarter of 2015 was ~$16.8 million, compared to ~$18.6 million in the second quarter of 2014, representing a decrease of ~10.0%. NII per share for the second quarter of 2015 was $0.23 based on ~71.4 million basic weighted average shares outstanding, compared to $0.30 based on ~61.1 million basic weighted average shares outstanding in the second quarter 2014, representing a decrease of ~23.3%.

NII for the second quarter of 2015 was ~$16.8 million, compared to ~$13.0 million in the first quarter of 2015, representing an increase of ~29.2%. NII per share for the second quarter of 2015 was $0.23 based on 71.4 million basic weighted average shares outstanding, compared to $0.20 based on 63.8 million basic weighted average shares outstanding in the first quarter of 2015, an increase of ~15.0%.

DNOI – Distributable Net Operating Income

DNOI for the second quarter of 2015 was ~$19.0 million or $0.27 per share, as compared to ~$21.0 million or $0.34 per share in the second quarter of 2014, representing a decrease of 9.5% and 20.6%, respectively.

DNOI for the second quarter of 2015 was ~$19.0 million or $0.27 per share, as compared to ~$15.7 million or $0.25 per share in the first quarter of 2015, representing an increase of 21.0% and 8.0%, respectively.

DNOI measures Hercules’ operating performance, exclusive of employee stock compensation, which represents expense to the Company but does not require settlement in cash. DNOI includes income from payment-in-kind, or “PIK”, and back-end fees that are generally not payable in cash on a regular basis but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Realized Gains/ (Losses)

Year-to-date, Hercules has realized gains of ~$2.1 million. During the second quarter of 2015, Hercules recognized net realized losses of ~$1.3 million. This net loss was comprised of ~$0.5 million of gross realized gains primarily from subsequent recoveries received on two previously written-off debt investments. These gains were offset by gross realized losses of ~$1.8 million from the liquidation of investments in five portfolio companies.

Continued Credit Discipline and Performance

Cumulative net realized losses on investments, since our first origination commencing in October 2004, through June 30, 2015, totaled ~$9.9 million, on a GAAP basis. When compared to total commitments of ~$5.5 billion over the same period, the net realized loss since inception represents ~18 basis points “bps” or 0.18% of total commitments, or an annualized loss rate of ~2 bps.

Unrealized Appreciation/ (Depreciation)

During the second quarter of 2015, the Company recorded ~$12.9 million of net unrealized depreciation from our debt, equity and warrant investments. Approximately $6.0 million is attributed to net unrealized depreciation on our debt investments which primarily relates to $7.4 million unrealized depreciation for collateral based impairments on eleven portfolio companies. Approximately $5.7 million is attributed to net unrealized depreciation on our equity investments which primarily relates to approximately $3.6 million unrealized depreciation on our public equity portfolio related to portfolio company performance primarily concentrated in two investments, and $2.1 million unrealized depreciation on our private portfolio companies. Finally, approximately $1.2 million is attributed to net unrealized depreciation on our warrant investments which primarily related to approximately $1.8 million of unrealized depreciation on five portfolio companies related to portfolio company performance partially offset by the reversal of $900,000 of unrealized depreciation upon being realized as a loss due to the liquidation of our warrant investments in six portfolio companies.

A break-down of the net unrealized appreciation/ (depreciation) in the investment portfolio is highlighted below:

	Three Months Ended June 30, 2015
(dollars in millions)	Loans	Equity	Warrants	Total
Collateral based impairments	$(7.4)	$—	$—	$(7.4)
Reversals of Prior Period Collateral based impairments	—	—	0.2	0.2

Net Collateral based impairments	(7.4)	—	0.2	(7.2)
Reversals due to Debt Payoffs & Warrant/Equity sales	(0.1)	—	0.9	0.8
Fair Value Market/Yield Adjustments
Level 1 & 2 Assets	—	(3.6)	(0.3)	(3.9)
Level 3 Assets	1.5	(2.1)	(2.0)	(2.6)

Total Fair Value Market/Yield Adjustments	1.5	(5.7)	(2.3)	(6.5)

Total Unrealized Appreciation/(Depreciation)*	$(6.0)	$(5.7)	$(1.2)	$(12.9)

*	Excludes unrealized depreciation from escrow receivable and taxes payable

Dividends

The Board of Directors has declared a second quarter cash dividend of $0.31 per share. This dividend would represent the Company’s fortieth consecutive dividend declaration since its initial public offering, bringing the total cumulative dividend declared to date to $10.92 per share. The following shows the key dates of our second quarter 2015 dividend payment:

Record Date	August 17, 2015
Payment Date	August 24, 2015

Hercules’ Board of Directors maintains a variable dividend policy with the objective of distributing four quarterly distributions in an amount that approximates 90% to 100% of our taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, our Board of Directors may choose to pay an additional special dividend, or fifth dividend, so that we may distribute approximately all of our annual taxable income in the year it was earned, or electing to maintain the option to spill over our excess taxable income into the coming year for future dividend payments.

The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. If the Company had determined the tax attributes of our distributions year-to-date as of June 30, 2015, approximately 100% would be from ordinary income and spillover earnings from 2014. However, there can be no certainty to shareholders that this determination is representative of what the tax attributes of its 2015 distributions to shareholders will actually be. As a result of the Company’s strong 2014 performance, it will distribute approximately ~$16.7 million of spillover earnings to its shareholders in 2015.

Liquidity and Capital Resources

The Company ended the second quarter with ~$216.4 million in available liquidity, including ~$116.0 million in cash and $100.4 million in available credit facilities. As of June 30, 2015, 100% of our outstanding bond obligations were in fixed rate debt instruments, and $50 million of our outstanding bank line obligations were floating rate, representing ~92.2% of the Company’s debt outstanding were in fixed rate debt obligations, well positioning Hercules for any increase in short term rates, should they occur.

Bank Facilities

Hercules has a committed credit facility with Wells Fargo for $75.0 million in initial credit capacity under a $300.0 million accordion credit facility. We expect to continue discussions with various other potential lenders to join the Wells facility; however, there can be no assurances that additional lenders will join the facility. Pricing at June 30, 2015 under the Wells Fargo credit facility was LIBOR+3.25% with no floor. As of June 30, 2015, the Wells Facility had an outstanding principal balance of $49.6 million after the Company drew on the available facility in June 2015.

Hercules has a committed credit facility with Union Bank for $75.0 million in initial credit capacity under a $300.0 million accordion credit facility. Pricing at June 30, 2015 under the Union Bank credit facility is LIBOR+2.25% with no floor. As of June 30, 2015, Hercules did not have any outstanding borrowings under the Union Bank credit facility.

Convertible Senior Notes

As of June 30, 2015, Hercules had ~$17.4 million in 6.00% convertible senior notes which mature in April 2016 (the “Convertible Senior Notes”). During the three months ended June 30, 2015, holders of approximately $38,000 of our Convertible Senior Notes have exercised their conversion rights.

The Convertible Senior Notes are comprised of ~$17.6 million in aggregate principal amount outstanding less ~$205,000 in remaining unaccreted discount initially recorded upon issuance of the Convertible Senior Notes. Upon conversion of the Convertible Senior Notes, the Company has the choice to pay or deliver, as the case may be, at our election, cash, shares of our common stock or a combination of cash and shares of the Company’s common stock. The current conversion price of the Convertible Senior Notes is ~$11.21 per share of common stock, in each case subject to adjustment in certain circumstances. By not meeting the stock trading price conversion requirement during either the three months ended March 31, 2015 or June 30, 2015, the Convertible Senior Notes are not convertible for the six month period between April 1, 2015 and September 30, 2015.

Senior Notes

As of June 30, 2015, Hercules had ~$103.0 million in aggregate principal amount of its 6.25% Senior Notes due 2024 (the “2024 Notes”). The 2024 Notes are listed on the New York Stock Exchange under the trading symbol “HTGX.”

As of June 30, 2015, Hercules had ~$150.4 million in 7.00% Notes due 2019. These notes are comprised of ~$64.5 million of notes maturing in April 2019 (the “April 2019 Notes”) and ~$85.9 million of notes maturing September 2019 (the “September 2019 Notes”). The April 2019 Notes and September 2019 Notes are listed on the New York Stock Exchange under the trading symbols “HTGZ” and “HTGY,” respectively.

In April 2015, Hercules redeemed $20.0 million of the $84.5 million in issued and outstanding aggregate principal amount of the Company’s April 2019 7.00% Notes, as previously approved by the Board of Directors. The Company currently intends to make additional redemptions on the April 2019 Notes throughout the 2015 calendar year, depending on our anticipated cash needs.

Asset Backed Notes

As of June 30, 2015, Hercules had ~$129.3 million outstanding in aggregate principal of fixed-rate asset-backed notes (the “2021 Asset-Backed Notes”), which were rated A(sf) by Kroll Bond Rating Agency, Inc. The 2021 Asset-Backed Notes have a fixed interest rate of 3.524% per annum and a stated maturity of April 16, 2021.

SBIC Debentures

At June 30, 2015, Hercules had ~$190.2 million in outstanding debentures under the SBIC program.

In June 2015, the House Small Business Committee unanimously passed the Small Business Investment Company (SBIC) Capital Act of 2015. The SBIC Capital Act increases the SBIC family of funds limit from $225 to $350 million. Pending this event, Hercules is considering filing an application for its third SBIC license, to gain access to additional capital under the SBIC debenture program. However, there can be no assurances that Congress will pass the Small Business Investment Company Capital Act of 2015.

Leverage

Hercules’ net leverage or debt to equity less cash ratio at June 30, 2015 was ~70.4%, including SBA debentures. On a GAAP basis, debt to equity was ~86.0%, at June 30, 2015. Net leverage is derived by deducting the outstanding cash at June 30, 2015 of ~$116.0 million from total debt of ~$639.9 million and divided by total equity of ~$743.7 million.

Hercules has an SEC exemptive order relief, thereby allowing it to exclude from its regulatory leverage limitations (1:1) of all outstanding SBA debentures of ~$190.2 million, providing the Company with the potential capacity to add leverage of ~$294.0 million to its balance sheet, bringing the maximum potential leverage to ~$933.9 million, or ~125.6% (1.26:1), as of June 30, 2015, if it had access to such additional leverage.

As of June 30, 2015, the Company’s asset coverage ratio under our regulatory requirements as a business development company was 265%, excluding the SBIC debentures as a result of our exemptive order from the SEC.

Net Asset Value

As of June 30, 2015, the Company’s net assets were ~$743.7 million, an increase of ~12.9% as compared to ~$658.9 million as of June 30, 2014, due in part to the $100.1 million equity offering completed in March 2015.

As of June 30, 2015, net asset value per share was $10.26 on ~72.5 million outstanding shares, representing a decrease of ~1.5% compared to $10.42 on ~63.3 million outstanding shares as of June, 2014.

Portfolio Asset Quality

As of June 30, 2015, grading of the loan portfolio at fair value, excluding warrants and equity investments, was as follows:

Grade 1	$233.8 million or 20.5% of the total portfolio
Grade 2	$645.7 million or 56.8% of the total portfolio
Grade 3	$140.2 million or 12.3% of the total portfolio
Grade 4	$70.0 million or 6.2% of the total portfolio
Grade 5	$47.9 million or 4.2% of the total portfolio

At June 30, 2015, the weighted average loan grade of the portfolio at cost was 2.25 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.10 as of June 30, 2014 and 2.26 as of March 31, 2015. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital.

Subsequent Events

1.	As of August 3, 2015, Hercules has:

a.	Closed debt and equity commitments of ~$40.4 million to new and existing portfolio companies.

b.	Pending commitments (signed non-binding term sheets) of ~$35.0 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
January 1 – June 30, 2015 Closed Commitments (a)	$515.6
Q3-15 Closed Commitments (as of August 3, 2015)(a)	$40.4
Q3-15 Pending Commitments (as of August 5, 2015) (b)	$35.0
Year-to-date 2015 Closed and Pending Commitments	$591.0

Notes:

a.	Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

1.	In July 2015, Hercules’ portfolio company, Neos Therapeutics, Inc. (NASDAQ:NEOS) completed its initial public offering.

2.	In July 2015, Hercules’ portfolio company, ViewRay, Inc. (OTCQB:VRAY) completed its alternative public offering via a reverse merger with ViewRay Technologies, Inc. In April 2015, ViewRay had previously withdrawn its Form S-1 Registration.

3.	In August 2015, Synopsys, Inc. (NASDAQ:SNPS) completed its acquisition of Hercules’ portfolio company Atrenta, Inc. The terms of the deal are not being disclosed.

4.	At our 2015 Annual Meeting of Stockholders, our stockholders voted to approve an amendment to the 2004 Equity Incentive Plan to increase the number of shares of common stock authorized for issuance by 4.0 million shares.

5.	At our 2015 Annual Meeting of Stockholders, our stockholders voted to approve a proposal to allow the Company to issue common stock at a discount from its then current net asset value (“NAV”) per share, which is effective for a period expiring on the earlier of July 7, 2016 or the 2016 annual meeting of stockholders. In connection with the receipt of such stockholder approval, the Company will limit the number of shares that it issues at a price below net asset value pursuant to this authorization so that the aggregate dilutive effect on the Company’s then outstanding shares will not exceed 20%. The Company’s Board of Directors, subject to its fiduciary duties and regulatory requirements, has the discretion to determine the amount of the discount.

Conference Call

Hercules has scheduled its second quarter 2015 financial results conference call for August 6, 2015 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (877) 304-8957 or (408) 427-3709 internationally approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 85320952.

About Hercules Technology Growth Capital, Inc.

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading specialty finance company focused on providing senior secured loans to high-growth venture capital-backed companies in technology-related industries, including technology, biotechnology, life sciences, and energy & renewable technology. Since inception (December 2003), Hercules has committed more than $5.5 billion to over 325 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.”

In addition, Hercules has three outstanding bond issuances of 7.00% Notes due April 2019, 7.00% Notes due September 2019, and 6.25% Notes due July 2024, which trade on the NYSE under the symbols “HTGZ,” “HTGY,” and “HTGX,” respectively.

Forward-Looking Statements

The information disclosed in this release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the Securities and Exchange Commission may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Technology Growth Capital, Inc.

650-433-5578 HT-HN

mhara@htgc.com

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

(unaudited)

(dollars in thousands, except per share data)

	June 30, 2015	December 31, 2014
Assets
Investments:
Non-control/Non-affiliate investments (cost of $1,245,406 and $1,019,799, respectively)	$1,228,202	$1,012,738
Affiliate investments (cost of $15,600 and $15,538, respectively)	10,453	7,999

Total investments, at value (cost of $1,261,006 and $1,035,337, respectively)	1,238,655	1,020,737
Cash and cash equivalents	115,987	227,116
Restricted cash	11,810	12,660
Interest receivable	9,226	9,453
Other assets	20,875	29,257

Total assets	$1,396,553	$1,299,223

Liabilities
Accounts payable and accrued liabilities	$12,977	$14,101
Long-term Liabilities (Convertible Senior Notes)	17,399	17,345
Wells Facility	49,622	—
2017 Asset-Backed Notes	—	16,049
2021 Asset-Backed Notes	129,300	129,300
2019 Notes	150,364	170,364
2024 Notes	103,000	103,000
Long-term SBA Debentures	190,200	190,200

Total liabilities	$652,862	$640,359

Net assets consist of:
Common stock, par value	$73	$65
Capital in excess of par value	760,148	657,233
Unrealized (depreciation) on investments	(24,238)	(17,076)
Accumulated realized gains on investments	16,137	14,079
Undistributed net investment income (Distribuions in excess of net investment income)	(8,429)	4,563

Total net assets	$743,691	$658,864

Total liabilities and net assets	$1,396,553	$1,299,223

Shares of common stock outstanding ($0.001 par value, 200,000,000 and 100,000,000 authorized, respectively)	72,493	64,715
Net asset value per share	$10.26	$10.18

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Investment income:
Interest income
Non-Control/Non-Affiliate investments	$35,144	$30,384	$65,605	$59,766
Affiliate investments	96	152	195	1,616

Total interest income	35,240	30,536	65,800	61,382

Fees
Non-Control/Non-Affiliate investments	2,886	3,454	4,819	8,366
Affiliate investments	—	11	1	23

Total fees	2,886	3,465	4,820	8,389

Total investment income	38,126	34,001	70,620	69,771
Operating expenses:
Interest	7,571	6,534	15,425	13,682
Loan fees	1,580	1,091	3,093	3,167
General and administrative	4,069	2,126	7,687	4,587
Employee Compensation:
Compensation and benefits	5,857	3,233	9,653	7,454
Stock-based compensation	2,267	2,466	4,987	4,026

Total employee compensation	8,124	5,699	14,640	11,480

Total operating expenses	21,344	15,450	40,845	32,916
Loss on debt extinguishment (Long-term Liabilities - Convertible Senior Notes)	(1)	—	(1)	—

Net investment income	16,781	18,551	29,774	36,855
Net realized gain on investments
Non-Control/Non-Affiliate investments	(1,254)	2,470	2,058	7,343

Total net realized gain on investments	(1,254)	2,470	2,058	7,343
Net increase in unrealized appreciation (depreciation) on investments
Non-Control/Non-Affiliate investments	(12,854)	(4,378)	(9,554)	(5,418)
Affiliate investments	79	(3,452)	2,392	(3,404)

Total net unrealized appreciation (depreciation) on investments	(12,775)	(7,830)	(7,162)	(8,822)

Total net realized and unrealized gain (loss)	(14,029)	(5,360)	(5,104)	(1,479)

Net increase in net assets resulting from operations	$2,752	$13,191	$24,670	$35,376

Net investment income before investment gains and losses per common share:
Basic	$0.23	$0.30	$0.43	$0.59

Change in net assets per common share:
Basic	$0.03	$0.21	$0.35	$0.57

Diluted	$0.03	$0.20	$0.35	$0.55

Weighted average shares outstanding
Basic	71,368	61,089	67,596	60,980

Diluted	71,593	62,588	67,901	62,642

Dividends declared per common share:
Basic	$0.31	$0.31	$0.62	$0.62

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended June 30,
Reconciliation of Net investment income to DNOI	2015	2014
Net investment income	$16,781	$18,551
Stock-based compensation	2,267	2,466

DNOI	$19,048	$21,017

DNOI per share-weighted average common shares
Basic	$0.27	$0.34

Weighted average shares outstanding
Basic	71,368	61,089

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. These measures serve as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

June 30, 2015
Total Debt	$639,885
Cash and cash equivalents	(115,987)

Numerator: net debt (total debt less cash and cash equivalents)	$523,898

Denominator: Total net assets	$743,691
Net Leverage Ratio	70.4%

Net leverage ratio is calculated by deducting the outstanding cash at June 30, 2015 of ~$116.0 million from total debt of ~$639.9 million divided by our total equity of ~$743.7 million, resulting in a net leverage ratio of 70.4%. These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company’s core businesses.